Exhibit 3.5

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF

SHOTSPOTTER, INC.

SHOTSPOTTER, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST:  The name of the Corporation is ShotSpotter, Inc.

SECOND:  The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is June 30, 2004.  The corporation was originally incorporated under the name of Delaware ShotSpotter, Inc.

THIRD:  The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article IV(A) shall be amended and restated to read in its entirety as follows:

“Classes of Stock.  The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”, each with a par value of $0.005 per share.  The total number of shares of stock that the Corporation is authorized to issue is 505,950,000.  500,000,000 shares shall be Common Stock.  5,950,000 shares shall be Preferred Stock, of which 1,177,000 shares shall be designated as Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) and 4,773,000 shall be designated as Series B-1 Preferred Stock (the “Series B-1 Preferred Stock”).  “Voting Preferred Stock” shall mean all Preferred Stock other than the Series A-2 Preferred Stock.  The following is a statement of the designations and the rights, powers and preferences, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of this corporation.”

FOURTH:  Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

This Certificate of Amendment has been executed by the President and Chief Executive Officer of the Corporation on                 .

SHOTSPOTTER, INC.

By:
Ralph A. Clark
President and Chief Executive Officer